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                                                                    EXHIBIT 99.2

                          INSITUFORM TECHNOLOGIES, INC.
                         MARCH 16, 2004 CONFERENCE CALL

Operator:         Good day, and welcome, everyone, to this Insituform Fourth
                  Quarter and Year End 2003 Earnings conference call. This call is being recorded.

                  At this time, for opening comments and introductions, I'd like to turn the call over to the President and Chief Executive Officer, Mr. Tom Rooney. Please go ahead, sir.

Tom Rooney:       Good morning, and welcome to Insituform's conference call.

Thomas Cook:      Any financial or statistical information presented
                  during this call including any non-GAAP measures, the most directly comparable GAAP measures and a reconciliation to GAAP results will be available on our Web site, insituform.com.

                  During this conference, we'll make forward-looking statements which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call. We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

Tom Rooney:       Good morning, again. This is Tom Rooney. I assume by
                  now that you've seen the earnings release and perhaps even our 10-K, and so I won't spend much time reviewing the fourth quarter or year-end results. Those results, though, a 41-cent loss per share on 125.2 million in revenue for the quarter and only 17 cents per share on 487.3 million in revenue for the year were certainly both disappointing and unacceptable.
                  However, we have identified and addressed several operational and balance sheet issues, and we're entering 2004 a much stronger company.

                  I plan to spend my time this morning talking with you about some positive trends, some negative trends and the status of our initiatives. But first, I would like to mention something about our Boston job and our new debt covenants.

                  We started a very difficult cured-in-place-pipe job in Boston last August. The $1 million project required us to line 5,400 feet of a 109-year-old, 36 to 41-inch diameter, unusually shaped, hand-laid rough brick pipe. Many aspects of the project were atypical. After we finished, we were required to remove and reinstall 4,500 feet of that liner. We can't talk about many of the details because we are in litigation with our excess insurance carrier over insurance coverage for the loss, but we believe this represents an unusual and isolated incident.

                  Now to the debt covenants. Because of the fourth quarter results, we were not in compliance with some of the financial covenants in our senior notes and credit facility. On March 12th, we finalized amendments to our debt agreements which now have more flexible financial covenants, but also additional restrictions on our use of cash for things like stock buyback, acquisitions and capital expenditures. We're confident that we'll be able to comply with the amended covenants, but our ability to invest in our initiatives will be tempered by the additional temporary restrictions on our use of cash.

                  I mentioned earlier that I plan to spend my time this morning talking with you about some positive trends, some negative trends and the status of our initiatives. First, I can tell you that a lot of good things are happening at Insituform. We see growth in the markets that we serve.

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                  As an example, our tunneling unit has bid on nearly half a billion dollars' work just in the first two months of 2004. We anticipate being awarded several tunneling projects. And while we did not win all of the bids, our tunneling group was very competitive on every bid.

                  Speaking of tunneling, as you all know, we have had to work through challenges on projects that we took over when we acquired Elmore in 2002. I'm pleased to report that all of these difficult projects are completed and behind us. Early in the second quarter, Elmore was put under new management, who focused on completing all of those difficult projects. That path was substantially completed in the third quarter, which then allowed management to shift their focus to building profitable backlog. In fact, we have seen an increase in backlog from the old Elmore Division, which is now known as the West Coast operations of Affholder.

                  Now, looking at the sewer rehabilitation market, during the past three years, spending in the United States on municipal sewer rehabilitation has grown very little. In fact, in many parts of the country spending actually declined over the past three years. I'm pleased to report that, for the first time in years, industry experts are predicting spending increases of seven to 10 percent for the upcoming year, and that bodes well for us as we are poised to take advantage of this growth.

                  Up until late 2002, our European operations were disappointing in terms of growth and profitability. Operating profits have seen declines for several years due to operational and market issues in France, along with a slow startup in Spain and pressured margins in the U.K.

                  In late 2002, we changed Insituform's top management in Europe, and we were pleased to see that 2003 was a rebound year for that operation. Gross profit grew 37 percent year-over-year in 2003. We made some other key changes in regional management in the U.K. and France recently, and we expect to see some further improvements going forward. In 2003, we also made acquisitions in the U.K. and Switzerland, both of which have added to the profitability of our European operations. While they are relatively small, both of these acquisitions are exceeding our initial expectations.

                  Looking at Kinsel, we see that, by the year - by the end of the year 2003, we had substantially consolidated the products acquired from Kinsel into our existing North American rehab operation. We have scaled back the number of Kinsel crews to match market conditions. Backlog for these products has picked up recently, and today we are doing pipebursting in other North American business units, as well.

                  Cash flow is something we are paying very close attention to in our business model. We are beginning to build cash flow into our business units' primary measures of performance. Cash flow was particularly good in 2003. While net income was very disappointing, our operating cash flow remains strong. This has continued into early 2004. Despite the fact that we paid almost 19 million in principal and interest payments in February on our senior notes, our cash balances have bounced back to above $90 million worldwide.

                  During 2003, as almost everyone knows, we completed the acquisition of Insituform East and, in doing so, we gained the last remaining territory for the CIPP process in the United States. Since acquiring East, we have integrated the operational management with that of our existing Northeast business unit, and we've already seen some positive results. Since the date of acquisition in September, the operation has contributed positively to operating income. And in 2004, we're expecting it to help our Northeast area get back on track in terms of profitability after some difficult periods.

                  While all of these things point to a positive future, we also have challenges. Let me take a few minutes to discuss a few of those. We are continuing to see margin pressure in our rehab

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                  business. This is caused by two factors. The first is intense competition from smaller competitors who are struggling to get new work and from new entrants in certain markets. And the second factor is lower margins on some of our new product offerings aimed at providing clients with a one-stop shopping alternative for bundled work.

                  Another issue is that we continue to be negatively impacted by the rising costs of healthcare and prescription drugs, which are impacting corporate America across-the-board. The relatively small size of our covered population under our self-insured healthcare plan is such that a few large claims can skew our costs significantly. We plan to review our alternatives in this area in the coming year in order to optimize the cost of our programs.

                  We've also been impacted by the rising costs related to our safety and quality programs. Cost cutbacks made in prior years have resulted in higher insurance costs. Furthermore, prior years' cost cutbacks in training have resulted in quality issues on certain projects. We are investing in new safety and training initiatives to get us to best practice levels in these areas.

                  The amended debt covenants that we put in place with our noteholders in the fourth quarter give us greater room and flexibility with respect to our operating performance. They do include certain restrictions on the use of cash with respect to placing certain limits on the level of capital expenditures, acquisitions, stock buybacks and dividends.

                  We believe that they will allow us to run the company properly; however, we realize that we may have to pace the implementations of certain of our initiatives. The $25 million amended bank facility also gives us a satisfactory level of credit available to meet the company's needs. We use the bank facility primarily for letters of credit posted as collateral to back our self-insured retentions on our casualty and property insurance program with our carrier. We are pleased that Bank of America retained the $25 million level of credit in the amended bank agreements as they originally had in the $75 million syndicated credit. We are satisfied that our amended debt covenants and indebtedness agreements will meet our needs for the year ahead.

                  I want to also take some time to update you on the progress of our ongoing strategic initiatives, which are aimed at realigning Insituform for greater profitability well into the future. These strategic initiatives are focused in three primary areas. The first area is increasing profitability through operational excellence. The second area is increasing competitive advantage through technological innovation. And the final area is a focus on business growth.

                  In the area of operational excellence, our most important initiative is geared towards improving our safety program. I'm pleased to tell you that, in November, we hired a new corporate safety director who has assumed responsibility for developing and managing the company's worldwide safety programs. We are developing and expect to implement our revised safety program later this summer.

                  In the area of manufacturing, I'm pleased to report that the initiative to combine our two North American manufacturing facilities is almost complete, and we expect to begin seeing operational efficiencies and cost savings from our enlarged Batesville, Mississippi, plant later this summer.

                  One of our more interesting opportunities for improvement as a result of operational excellence is in the area of streamlining logistics support for construction operations. I am pleased to report that in December we engaged the services of an outside consultant to evaluate the efficiency of Insituform's trucking and logistics operations. We recently received the consultant's findings and are currently moving into the implementation phase. This

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                  initiative will take roughly two years to complete and will eventually generate millions in annual savings while allowing us to provide better service to our CIPP crews.

                  We've raised the bar in the finance area in several respects. First, a renewed emphasis on one of the great strengths of this company, which is its ability to generate cash, and this has resulted in enhanced collections. Our cash balance as of yesterday was over $91 million, and that's after making our regularly scheduled annual amortization on our senior notes, including interest, of $19 million in mid-February.

                  Regional managers and controllers are actively involved in the monitoring and collection of accounts receivable. In the area of financial reporting, we have added new controllers in several regions, enhanced our levels of accounts analysis and reconciliations and, following the charges taken this past quarter, we believe our balance sheet is much stronger. And that will serve us well going forward.

                  We are also enhancing our procedures in the forecasting area, and looking into our regional operations and our cost structure in much greater detail than in the past. We are also empowering our area managers and controllers to take a more active role in the monitoring of their balance sheets, income statements and cash flows, and that has led to a greater level of ownership and accountability on their part for their financial performance. We believe that this renewed emphasis in the finance area will serve the company well going forward and enhance our visibility and control over our businesses.

                  In addition to operational excellence, we continue to focus several strategic initiatives in the area of technological innovation in order to improve both our products and our processes. Product and process innovation allow Insituform to increase its profit margins in traditional and highly competitive markets, while in other instances innovation allows the company to enter entirely new markets.

                  I am pleased to report that, in the last six months, the company has made real progress in developing new products and processes. One of our combined product and process innovations for the CIPP market is going into full scale deployment in 2004, and we anticipate very real competitive advantages from this product by 2005. Two new products which were introduced in 2003 are being beta tested on profitable projects this month. Once beta tested, we expect these products to go to market later this year.

                  The third and final area of our strategic initiatives is focused on growing our business, and right now that means intelligently expanding our global sales force. I'm pleased to report that, in the past few months, we have added three new members to our 25-person sales force, in addition to the individuals that we have added through recent business acquisitions. These additional sales professionals were carefully selected, and we continue to add new sales professionals every month.

                  In addition to expanding our sales force, we have embarked on an initiative to map out the best sales practices for our industry. We expect this mapping process to culminate in a more effective, more efficient, and more rigorous sales effort going forward. This best practices mapping process is scheduled to be completed later this fall, leading into the rollout of an extensive sales training program. We anticipate that the combined benefits of a larger and more productive sales force will become apparent by the middle of 2005.

                  We consider all of our strategic initiatives to be important investments in our future. Like any important investment, these initiatives will take time, money and focus to achieve their desired results. We are well along the way to implementing a number of our most important initiatives, and we realize that these initiatives will take time to bear fruit.

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                  That concludes this update of our business. Although last
                  year's results were unacceptable and disappointing, we are confident that our strategic investments will lead to improved financial performance as we capitalize on our leadership position.

                  Now, we'll be glad to take your questions.

Operator:         If you'd like to ask a question today, please press the star key, followed by the digit one on your touch-tone phone. If you are using a speakerphone, please be sure to turn off your mute function in order for your signal to reach our equipment.
                  Once again, if you would like to ask a question, please press the star key, followed by the digit one.

                  We go first to Arnold Ursaner with CJS Securities.

Arnold Ursaner:   Good morning. A question I have is could you give us
                  a little bit of a feel for the margin on the business you have in place right now? And kind of the runoff of prior business and the business you're booking, what sort of margin you're getting on that? Especially in the CIPP area?

Tom Rooney:       Well, for a competitive reasons, I don't think I'd
                  want to get as specific as I'm sure you'd like me to be, but the margins tend to be eroding at somewhere between one and three percent per year, if that's helpful to you, in the CIPP business. Although that erosion seems to have been most accelerated in 2000, 2001, 2002, and seems to be less - eroding less, if you will, now. There seems to be a bottom out there.

Arnold Ursaner:   What I was trying to get to is, to the extent you've
                  had competitors who entered your space because they didn't have other work, are they perhaps going back to their traditional construction work and leaving you to turn a better margin?

Tom Rooney:       We anticipate that that will happen when the economy
                  rebounds. And we see - we, in fact, see that in some very - in some spot markets, but the economy is going to have to rebound more than it has to date, Arnie, to really see that effect.

Arnold Ursaner:   OK.  Thank you very much.

Operator:         We go next to Jeff Beach with Stifel Nicolaus.

Jeff Beach:       Yes, good morning.

Tom Rooney:       Hi, Jeff.  Good morning.

Jeff Beach:       Can you - there was no mention in the press release
                  about backlog or orders. Can you discuss the order trends, or at least to the point that orders in your key businesses exceed your revenues in the fourth quarter? And what do you see shaping up for the first quarter?

Tom Rooney:       OK, we are reevaluating the way we report backlog, and
                  because I think, as you know, we've discussed in the past, there are several tiers of backlog in terms of reliability.
                  And we report for GAAP standards our most reliable backlog for obvious reasons.

                  The backlog that you're referring to is more of what we would consider soft backlog by virtue of multi-year term contracts, and unreleased work, and awarded but not - excuse me, a low bid but not awarded work. And we are strengthening and revising the rigor that we use in reporting those numbers, and we will report backlog numbers in our - in - not at the end of

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                  the first quarter, but certainly by the end of the second
                  quarter, we'll have a revised methodology for reporting backlog.

                  Having said that, our tunneling business, which now represents something like 20 percent of our business, burned off more backlog than it put in place at the end of the fourth quarter
                  - or burned off more than it acquired, and so had a drop in backlog. Having said that, in the first two months of the year, we more than made up for that in newly acquired tunneling work. So, that's a very lumpy business. And so, it was - to answer your question specifically, it was down at the end of the fourth quarter, and it's up nicely as of the end of February.

                  The cured-in-place business is different depending on which market that you look at, but it's a very competitive business right now. So, the backlog is, for cured-in-place, is basically a breakeven status right now.

Jeff Beach:       Also, can you talk about the St. Louis sewer program
                  that was passed in February? I think because it's in your hometown the company has been close to St. Louis and the government there. And can you talk a little bit about what their plans are, and what - the magnitude of the opportunity that you see there in terms of CIPP tunneling, other work?

Tom Rooney:       OK, well, the referendum that was passed in February
                  that you're referring to in St. Louis was $500 plus million over the next several years. We don't have great insight into exactly what that will entail other than to say that it will be - of the 500 million, there will be some sewage treatment - new sewage treatment facilities, of course, which we have nothing to do with; some tunneling projects, which, of course, we would have something to do with; and extensive rehabilitation work.

                  But we don't expect that the 500 million is the end of the - we think that the sewer district in St. Louis will, in fact, have more work than just that. But at this stage, it's too early to tell. But we do feel good about our relationship and our past experience with St. Louis in terms of what we may expect in the future, but we do not have great insight into the specific nature of the projects yet.

Jeff Beach:       All right, thanks.

Tom Rooney:       Thank you.

Operator:         We go next to James Gentile with Sidoti & Company.

James Gentile:    Good morning, gentlemen. I was just wondering if you
                  can just comment. You know, you've seen a pretty dramatic decline in your profitability across-the-board, consistent problems with, you know, presumably very small projects like the one in Boston which, you know, you've commented, you know, as being an isolated event.

                  But what it comes down to is it's going to be, over the next few quarters, the same kind of behavior of you all just kind of closing out these unprofitable projects, and potentially replacing them with new ones? And how can we be assured that this isn't a problem that supercedes your presumed financial and operational talents?

Tom Rooney:       Well, we do see the event in Boston as atypical and unusual.
                  As was mentioned earlier, that's a project that is 109 - it was an original sewer built in 1895. Our technology is definitely applicable in that environment, but it's just very unusual: 30 feet underground, 30 feet underwater, underwater table. Just a very unusual project.

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                  But your question is really, you know, do we have other
                  ticking time bombs out there in the nature of projects? And the answer is unequivocally no. We are and have dealt with every project that we know about in real time, and if there was or are projects that we think have operational issues we have or will have reserved for them.

                  And no, we don't think that Boston represents a systemic issue, and it's certainly not the first of a string of these things to come out. And the point of fact, we have very rigorously looked at the projects that we have. And frankly, we've taken the position that if we have problem projects we're going to deal with them right now, and that's what Boston is all about, and that's what a number of these issues that are in the fourth quarter are all about. So, no, I would say just the opposite.

                  Now, is it possible that we would have something happen in the future? Well, of course, the business that we're in, that's the nature of it. But absolutely no, this is not a sign of things to come at all.

James Gentile:    OK, and you know, just kind of switching gears a
                  little bit, you mentioned, you know, about a $1.7 million after-tax charge against some bright tax provision and changes that you've made. And you know, I kind of digged around the 10-K and it seems like you're accounting for entertainment and meals and what-have-you is a little bit more aggressive. But a million bucks on that type of reserve is kind of a lot.

                  I mean, are we going to see also restructuring of, you know, previous management's behavior regarding their tax provisions, as well? And how close are you to kind of changing that - organizational issues over to something a little bit more cost conscious.

Tom Rooney:       Sure, well, let me say this. We made a change in leadership in December when we brought in Chris Farman.

James Gentile:    Right.

Tom Rooney:       We subsequently delayed our earnings release, as
                  everybody is well aware, until obviously just yesterday. And we did so because we wanted to avail the financial team of the time it would take to rigorously evaluate our accounts and to have a great deal of comfort in that. And we've taken that time; we've used it wisely. Our finance team has worked incredible hours reviewing every account, every asset and what have you. And so, we feel comfortable in what we're reporting now.

                  But as to the specifics of the meals and entertainment, let me ask Chris to address that directly for you.

Chris Farman:     Thank you, Tom. The meals and entertainment deduction
                  that you're talking about relates to per diems for field labor and that was previously deducted. And upon revisiting this item, we determined that it was not a deductible - 100-percent deductible expense, and therefore provided for the amount that was not deductible in the tax provision.

                  The additional 700,000 relates to an evaluation of our foreign net operating losses. Again, we're required to evaluate these at every period end. And in looking at some of our foreign NOLs, we've determined that 700,000 needed a valuation allowance which we recorded in this period.

James Gentile:    Great. And just one more question and I'll get off,
                  but you know, can you give us any sort of earnings guidance going forward? I understand that a lot of things are in flux, but any substantial improvement is your statement will not be seen until 2005. So, is the expectation

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                  then that in 2004 we're going to see, you know, something on the earnings line that looks more like 2003 or more like 2002, or something in between?

Tom Rooney:       Well, you're correct that we're not making specific
                  forecasts, but I will tell you this, we - in 2004 we will have several trends and issues. One is continued competitive market forces as the economy rebounds, and that keeps margins at a somewhat depressed level. We have to reinvest in significant initiatives moving forward, initiatives that we've talked about. And unfortunately, that investment cycle looks to be cash and profit negative through 2004 and part of 2005 before we get the positive net impact of those in very late 2004 and essentially really into the middle of 2005.

                  And so, if you think combined market pressure and investment, outgoing investment cycles this year before the positive net effect in 2005, I think you find that - those to be helpful in determining where we're going.

                  We obviously or we do expect to see some market pickup later in the year. We're already seeing market pickup in the tunneling industry, so the degree to which some of those positives are brought to bear will obviously add a net positive for us. But the market is not swinging and turning on a dime, and our initiatives that we're embarking upon are not intended to be quick fixes. So - and having said that, some of the cost cutting from prior years are negatively continuing, continuing to negatively impact us in the areas of safety and quality, and lower sales by virtue of less of a sales force.

                  So, 2004, you know, I think is going to be something of a disappointing year if all that is looked at is the numbers, it's a year for repositioning and realigning Insituform. We think we are at a point to do tremendous things for us in the future. And we're dedicated to doing those. So, specific forecasting at this time, no.

James Gentile:    OK.

Tom Rooney:       The finance team has spent with Chris onboard now the
                  last four months or so really focusing on where the company is. We will spend the next two months focusing frankly on our, on the financial, the internal financial forecast for 2004 and a bit into 2005. And then, frankly, we will continue to drive the rigor into the finance team, all of which makes us healthier and able to forecast better and position better as the market swings back.

James Gentile:    Cool, thanks.

Operator:         We go next to Lorraine Maikis with Merrill Lynch.

Lorraine Maikis:  Thank you.

Tom Rooney:       Good morning.

Lorraine Maikis:  Good morning. Just to qualify what you were just talking about with James, did you say overall you'll be cash and profit negative for '04?

Tom Rooney:       I don't think I said cash. I said we were - we would
                  be spending money on the initiatives, which what I meant by that is, you know, we will be - we will have an expense stream associated with the initiatives that won't reap revenue and profit returns. But we're not prepared to say we're going to be cash negative for the year. In fact, that's not what we anticipate.

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Lorraine Maikis:  OK, and do you expect that spending to completely offset any operating income that you're able to earn?

Tom Rooney:       When you say - you're talking about spending on the new
                  initiatives?

Lorraine Maikis:  Yes.

Tom Rooney:       Yes, most of the initiatives that we have to undertake
                  have something like a two-year cycle to begin to return. As an example - and I've talked about this in the past - when we've put on a new sales force or a new person in sales, we immediately obviously take the salary expense, but a new salesperson might take six months to become effective and then take another six months to bring work in that actually impacts the bottom line.

                  So, when you do that kind of analysis you've got something like 12 months of money going out the door for a new salesperson before, as an analyst or an investor you would see revenue and profit come back. And so, we definitely see dollars going out. You could also look at our quality control program and the investments that we make in that in order to lower our risk and insurance premiums. Well, that actually may have a two to three-year cycle, because upon having improved accident rates, it takes a year or two before an insurance company would revise our premiums.

                  So, the things that we have to do are difficult. There are things that we can do, and we will be successful. But no question about it, we will have to stay focused and frankly endure some disappointing earnings results for a year, year-and-a-half.

Lorraine Maikis:  OK, just so I'm 100 percent clear, you expect to have a net loss in 2004?

Tom Rooney:       Oh no, I didn't say that.

Lorraine Maikis:  OK, that's what I'm trying to get at.  Will the spending offset your earnings? Is that what you're trying to say? Or is it more it'll - it will be a cost pressure?

Tom Rooney:       Lorraine, what I was saying is if you take an
                  initiative all by itself, investing in a salesperson, that specific initiative, if looked at exclusively by itself, costs more than it benefits the company.

Lorraine Maikis:  Right.

Tom Rooney:       But the company is still profitable.

Lorraine Maikis:  OK.

Tom Rooney:       And by the way, we have a number of initiatives that
                  we're very excited about that we think are going to do great things for the company, but several things temper our expectations and our initiatives, not the least of which is we still have debt covenants. And those debt covenants will constrain our ability to use cash in the capital expenditure mode, but will also require us to maintain a certain level of a net income.

                  So, we will be managed, if you will, on the bottom end by the debt covenants. Now, we also plan on managing ourselves, and we don't plan on laying on so many initiatives that our management becomes distracted, watered down and so on.

                  No, we anticipate running a profitable business in 2004, but when I say disappointing, people have expectations about Insituform that may or may not take into account the kind of investment cycle we're in, in 2004 and 2005.

Lorraine Maikis:  OK, good. I'm glad we cleared that up.

Tom Rooney:       Good. Me, too.

Lorraine Maikis:  Just a question on the Boston project. If you have somebody in the field bidding on an unusually-shaped, hand-laid brick structure, 100-plus years old, what type of risk management was around that process? And have you increased those processes at all since you've had this experience in Boston?

Tom Rooney:       Sure. Well, obviously, I'm not going to go in great
                  detail about maybe some of the technical issues in Boston because, as was mentioned, we're entering litigation with our insurance carriers. But having said that, every project we learn something about. And there just aren't that many sewers built in 1895, 20 or 30 years after the Civil War, in a highly congested area of Boston and what-have-you.

                  So, did we learn lessons and come away with a different way to look at a project by virtue of Boston? Absolutely. We have spent a great deal of time. I've personally been up there. But yes, we're also looking at the fact that we have to look at every project as a specific challenge even if it's a 12-inch sewer running down main street in normal city USA. And so, that's part of the rigor and quality control that we're constantly addressing.

                  But lest I leave you with the impression, we don't have people running around bidding or building work without a great deal of thought and care and concern. It's just sometimes certain projects present challenges that are atypical and unusual. And frankly, that's Boston for us.

Lorraine Maikis:  OK. And then, just wanted to ask a question about how you account for change orders. I noticed that that was part of the allowance for doubtful accounts, the bad debt expense that you took this quarter.

Tom Rooney:       Right.

Lorraine Maikis:  What's your policy for that? And you know, again has that become more stringent with the new management?

Tom Rooney:       That's a great point. We - first of all, the change
                  orders related to our CIPP or our rehab business are extremely small. And you know, they're not - they're almost normal course of business. They don't have much impact on us negatively or positively.

                  The tunneling business - inherent in the tunneling business is change orders. You can be doing wonderful things on a project and, all of a sudden, hit a water seam or a buried foundation that the client or no one knew was there. And suddenly you have a claims condition. And given the fact that our clients have tight budgets and constrained sources, that creates controversy. And so, sometimes it can take us six months, 12 months, one, two, three years to resolve with our clients the true responsibility and costs for those.

                  So, at any given time, our tunneling business has substantial claims that are being worked out with our clients. And so, we, therefore, at any period in time, have expenses associated with doing that work. The nature of the tunneling work is that you cannot afford to pull tens of millions of dollars worth of equipment out of the ground and wait 12 months to negotiate issues. You - the practical matter is you must proceed on.

                  And so, what we end up doing is accruing huge expenses on these projects. And we have no revenues associated with it, unless we take some of the claims as revenue in anticipation of future settlements and agreements with our clients. And many if not most of those settlements and agreements with our clients are very friendly, but they take time to resolve.

                  So, the challenge becomes at what point do you recognize a dollar of revenue on a claim. To your point, we have not changed our policy. Our policy, in essence, and I can't quote it states when management has reasonable assurance of payment for those claims we can book them. Well, reasonable assurance
                  - reasonable assurance leaves an enormous avenue for latitude in terms of management discretion. And so, when I came onboard in July - and I have a lot of past experience in the construction industry - I saw it necessary to define what reasonable assurance means.

                  And yes, in that vein I defined reasonable assurance as requiring certain written documentation from a client accepting responsibility and even suggesting certain amounts. We might have a million dollar claim, and if a client suggests they'll pay at least 400,000 and they put it in writing today, we would accept 400,000 as revenue. If the client merely verbally accepts responsibility but commences to discuss the issue with you we won't book it.

                  So, yes, we've looked at some of the revenue that has been, some of the claims that have been taken as revenue and by virtue of the aged nature of those revenues we saw fit in the fourth quarter to set aside a reserve of collectibility on some of those. Going forward, we would never have to do that because the tighter definition of reasonable assurance would not allow a dollar of revenue to come in and be unsecured. Is that helpful?

Lorraine Maikis:  That was helpful. Thank you very much.

Operator:         We go next to Todd Vencil with BB&T Capital Markets.

Todd Vencil:      Good morning, gentlemen.

Tom Rooney:       Good morning.

Todd Vencil:      Can you talk specifically about the profit requirements in the new - I mean, the debt covenants?

Tom Rooney:       Suffice it to say, Todd, they're very complex. But - and
                  therefore, I'm going to let Chris try to address that.

Todd Vencil:      OK.

Chris Farman:     Without getting into specific ratios, we have debt
                  covenants related to fixed-charge coverage, some restrictions on priority debt and some other covenants driven off of EBITDA.

Todd Vencil:      OK. Are these in - were these filed with the 10-K?

Chris Farman:     Yes.

Todd Vencil:      OK, I'll pick through there. To sort of come at the
                  question that we're all asking in another way, can you give us an estimate of the negative impact on the income statement? I realize that may be different in cash - of the initiatives that you're putting forward, you're going to be spending money on this year in order to do better in the future? Can you ballpark for us the expenditures that you're going to be making sort of over and above normal operating?

Tom Rooney:       We - Todd, we're going through the evaluation of that
                  right now. We've just completed the debt restructuring last week. And you could well imagine that with that behind us and we're thrilled with - that we've gotten to a strong agreement with our noteholders and so on.

                  But we will now take that information and frankly the covenants associated with that will cause us to realign some of our initiatives. We have far more initiatives to create real value for the company than frankly we have earnings - short-term earnings to buoy those expenses. But also we have more initiatives than management can focus on and undertake.

                  So, it's all about - right now it's all about prioritization. And the management team now in the - with our debt covenants realigned, we have cash restrictions, we have EBITDA restrictions, we have cap ex restrictions, we have acquisition restrictions. We will take those restrictions and overlay them on our initiatives and the cash flow needs of those initiatives. We will more than likely be prepared to talk at length about those in three to four months.

Todd Vencil:      OK, great. Now you mentioned in the press release that
                  pre-tax charge - and this is for Boston - of 5.1 million, is net of $750,000 in insurance recovery proceeds expected to be received this year. Is that from your primary carrier or your excess carrier?

Tom Rooney:       Yes, that's - the 750,000 is for our primary carrier that
                  covers the first million net of 250 deductible.

Todd Vencil:      And so, you haven't booked anything for the money you're
                  litigating for?

Tom Rooney:       We have not, that's correct. And I would note, by the
                  way, that the dollars set aside for the Boston project are the dollars that we anticipate for the total fix of the project.
                  It's not for costs expended through the fourth quarter. It is
                  - you know, we had set aside in reserve for the entire cost of remediating the project and putting it behind us.

Todd Vencil:      And so, this won't be Chinese water torture from Boston?

Tom Rooney:       No, not at all. And in point of fact, I am pleased to
                  say that yesterday - and I believe today - we will have made significant steps in actually finishing the remediation. And we're actually ahead of schedule and doing very well in terms of putting that project behind us. But financially short of something that I don't know about today, we have put that project behind us.

Todd Vencil:      OK, good. Now, just a couple of sort of more general
                  things. The, you know, you mentioned the anticipated increase of seven to 10 percent this year, and spending on municipal water systems, what's driving that? I mean, is this - you know, obviously it's probably a combination of things like the referendum in St. Louis, and possibly improving municipal budgets. But you know, tell me what it is.

Tom Rooney:       OK, it actually has nothing to do with improving
                  municipal budgets. There's something of a misunderstanding in the market. Our rehab industry, in fact, potentially even our tunneling business is driven in North America predominantly by, if not exclusively by user fees. And so, I live in St.
                  Louis. I pay something like $20 to $30 a month for a user fee for having a hookup for water and sewer. And that does not go into the general fund, and it cannot be diverted for anything but sewer expenses and so on.

                  And so, a state, a city, a county could be bankrupt, it could be devoid of assets, it could be running a deficit, it could have all kinds of financial problems, but I still have to pay $20 to $30 for the right to have a sewer hookup. And even if I had a - even if I lived in a, if you will, bankrupt county - which I don't - but if I did, even they couldn't tap those user fees for their general fund. And most municipalities in the United States have unilateral ability to raise those sewer rates at will, well, to the extent that they can justify an expense stream, which given the regulatory environment and the EPA today, there are plenty of expenses that are justifiable. So, user fees can move up at will.

                  Now, therein lies the problem. In a down economy, the at will part comes from a bureaucrat or an elected official who does not want to raise rates. They can raise rates. They, in many cases, don't even have to ask permission to raise rates, but politically it's unpopular to do so in a down economy. And so, there's not direct linkage between municipal budgets in general and spending on sewers. There's an indirect relationship, and it has to do with not wanting to be the mayor that raised a rate, because you'll be tagged with having raised the tax even though that's not actually accurate. So, as the economy warms up, spending warms up because politicians and bureaucrats are more willing to do what they could do all of the time anyway, which is raise user fees. Hopefully that's helpful.

Todd Vencil:      Sure. Back to the actual question, though, as the economy
                  warms up I understand that, is that what's factoring into the source, and I'll go track this down after this call, but the source of the actual 77 percent prediction - is that the driving force and anticipated improvement in the economy that will give elected officials the political will to raise fees?

Tom Rooney:       Yes, and the political will is currently being
                  enhanced, as well, by virtue of the fact that the Department of Justice, not just the EPA is starting to depend on a lot of municipalities and threaten legal action that goes beyond fines.

Todd Vencil:      OK.

Tom Rooney:       And so, the political and governmental pressure is
                  never - has never been greater than it is today.

Todd Vencil:      OK. You mentioned a couple of other things in the press
                  release that is going on, I just want to touch on. You mentioned continued tunneling delays. I mean, are these with regard to change orders, or is this something else that's going on?

Tom Rooney:       No, it's - there - in the aggregate, they need
                  something. But on any given job, there are any number of reasons why a particular project could be delayed or slowed down - as we had mentioned earlier, hitting a change to underground condition can cause us to have to change the head on the tunneling, the piece of equipment, for which we get paid, but it ends our productivity for a month or so while we bring in a hard rock head or soft rock head.

                  There are just small incidental things like that that slow down or change the pace of work being done. And we have no problem tunneling projects at all, and - but we can't control the pace at which we find unintended or unforeseen ground conditions. And it doesn't change our profitability either; it just paces the work for us.

Todd Vencil:      OK, is this in any way related to larger size of recent
                  projects, or is that not a factor?

Tom Rooney:       Larger size? We anticipated in the fourth quarter that
                  we would have bid some projects that we might have been underway with today. Many of those projects were slid into bidding in January where it was originally anticipated in the October, November. And they came out in droves in January and February. So, there, again, we obviously can't control the pace or timing that our clients come out with projects.

Todd Vencil:      Right.

Tom Rooney:       We're a hostage, if you will, to their timing.

Todd Vencil:      OK, and then the last question, and I'll let somebody else ask questions. But you mentioned operational challenges in two areas of the North American rehabilitation business.

Tom Rooney:       Yes.

Todd Vencil:      Can you tell me what those were?

Tom Rooney:       Yes, we have two business units where we have made
                  management changes in the last 12 months. We're very confident with the management we have in those business units. We obviously have to improve the operational excellence in those business units against stiff competition, and management changes in those two business units are six months and 12 months in place. And if you take a look at the notion that we replaced management in Europe and it took 15 to 18 months to see the benefit of that sort of a life cycle management change for us.

Todd Vencil:      OK, fair enough, thanks.

Tom Rooney:       Thank you.

Operator:         We go next to Deborah Coy with Schwab Capital Markets.

Deborah Coy:      Yes, good morning, Tom and Chris.

Tom Rooney:       Good morning.

Deborah Coy:      Just to try and pull all of this stuff together in terms
                  of - I mean, I understand why you guys are not providing guidance or an earnings outlook yet, but can you say, number one, when you expect to do that? It sounds like you'll have some forecasts better together in the next two or three months. And in the meantime, following up on Lorraine's question, it sounds like at least you're going to be earnings positive, undefined how much.

                  But can you go a little beyond that and talk about the top-line growth. We've just been talking about the seven to 10 percent increase in spending hopefully in CIPP, still a tough competitive market. You're picking up a bunch of new bidding on the tunneling side. Can you give us any sense given a flat
                  - pretty flat revenue performance in '03, kind of how you think the top line might shape up for '04?

Tom Rooney:       Well, the market indications of seven to 10 percent
                  growth would suggest that seven to 10 percent growth in top line will be available to bid this year. But you and I may not be talking about it in terms of actual revenue.

Deborah Coy:      Right.

Tom Rooney:       In our - on our - in our performance, and so there is
                  the lead lag in that regard. We are - now allow me to take a step back. It's - there are really two distinct growth patterns here. We see the tunneling industry, which currently represents - or last year represented 20 percent of our business. We see the tunneling business as different from the rest of the rehab business.

Deborah Coy:      Yes.

Tom Rooney:       The tunneling business we fully expect to see
                  tremendous growth in, and now we will as a management team temper our growth. We have no desire to have reckless growth in the tunneling industry. It has a different risk character.
                  It has a different profitability character. We have terrific management but we don't have infinite management in tunneling.

                  So, we will more than likely choose to grow slower than the market in tunneling, even though the market might avail us of 500 to 700 percent growth. And point of fact, I think if you've heard, we bid something like $500 million worth of tunnel projects in the first two months of this year.

Deborah Coy:      Exactly.

Tom Rooney:       I don't have the exact number on what we bid last
                  year, but it's not much more than that in all of last year.
                  And so, and we've been predicting that kind of tunnel growth for six or eight months now. We can't nail down the timing of it. So, that's - that growth curve is completely separate.

                  The other two growth curves that we have: one is for the CIPP business, and the other one is for the Tite Liner UPS business. The Tite Liner UPS business we also expect to see dramatic growth, but it currently only represents $20 million, $30 million of our business. And so, even if it has 100-percent growth, it wouldn't be as significant as that would, might happen in the cured-in-place and pipebursting industries.

                  We see the cured-in-place and pipebursting industries as having been flat to negative over the last two to three years, very much manifest itself on our top line. As we stand here today, we don't really expect significant change in our top line in 2004. We may well see it in our backlog, but towards the end of the year, we do expect to see some growth.

Deborah Coy:      OK, I got that. I guess my only other clarification would
                  be sort of how you're feeling about the competitive landscape in terms of - I mean, I think you've given up some market share because of the intense price competition, whether you think with some of the initiatives, whether you'd take back some of the market share, whether you continue to give up some. In other words, you know, do you grow faster or slower in CIPP and the overall market?

Tom Rooney:       Right. Well, the overall market for our competitors
                  has been very difficult. And it has been for us. We like to think that we are healthier than our competition, and we are going to make ourselves be healthier and more operationally efficient, because we intend to take advantage of the growth moving forward, and we intend to grow our market share.

                  It's not entirely clear if or how much market share we've moved or changed or lost in the last two to three years, because the market has - in fact, we believe contracted slightly. And yet at the same time we've done certain acquisitions. And so, it's a little bit unclear, Deborah, exactly and precisely what our market share moves have been, but it is absolutely our intention to regrow market share moving forward using internal operational strength and, frankly, cost leadership.

Deborah Coy:      OK, fair enough.

Tom Rooney:       Thanks, Deborah.

Deborah Coy:      And then, trying to kind of move down, you know, through
                  the income statement, I understand that you have a fair amount of initiatives that you're working on that's going to cost you on the operating line. Can you give a little sense on the timing?

                  You've only touched very lightly, and we've talked about it before on some of the technology developments, logistics, management, manufacturing, development. Can you give any sense at this point of where you think you can go on the gross margin line, if anywhere, this year? Or is this year really going to be an investment on the gross margin as well as the operating side, as well?

Tom Rooney:       I think the gross margin this year is going to be as
                  bad as it's been in the past. It may even erode slightly.
                  Until market conditions - overall market conditions change, there are - there is too much competition in the market, which obviously causes the pressure. We can't change the competitors.

                  We can through our sales force push more value propositions into the equation, but also many of our operational improvements are absolutely geared towards lowering our costs thereby allowing us to increase our margin for the same market pricing. But we also think that the most significant improvement that we can make on our own margins is technological innovation. And we see that having real impacts
                  - material impacts on our expense on projects through more efficient processes and better products. And that has a life cycle of one to two years before we can bring most effective innovations to market.

Deborah Coy:      Can you just then touch on that a little more? You
                  mentioned new product rollouts this year, can you talk a little bit about what you're seeing in terms of - I mean, I presume we're talking about the steam cured and the molded pipes, and then the different fabric that we've talked about before. Can you talk a little bit about how significant you see those in terms of your overall market this year?

                  In other words, are you getting customer acceptance? Will this be a year of educating the market, and they won't really start to show a significant demand for the new products until next year? What are you seeing out there in terms of market acceptance of your new technology and development?

Tom Rooney:       Sure, the steam cure is actually sort of a basket of
                  innovations in our process and product, and yes, we've had tremendous acceptance in a few isolated markets where we have been test marketing, tremendous acceptance.

                  In fact, I want to say in the two significant markets what we've been doing is we put 200,000 feet in the ground, using that basket. Everybody focuses on the notion that it's steam, but it's a whole collection of innovations in the product the way we manufacture the product, the way we install it and everything.

                  We believe that that has a real impact on our quality and productivity, and our price point. And we are working to now take it from test markets to full rollout this year. How will it impact us this year? It'll have the most impact as the year gets - the year is almost finished. And it'll have most of its impact in 2005, but it is a significant improvement for this company.

Deborah Coy:      And you did mention, too, that some of the new product
                  offerings are coming in with lower margins. Can you explain that?

Tom Rooney:       Yes, well, the new product offerings at lower margins
                  were really a reflection of when we beta test something we always, you know, we go through a learning curve. And so, we put those products in locations. And frankly, the first two or three times we apply a new product, we're still, to some extent, in the R&D mode.

                  And so, we - in addition to testing how the technology works itself out, we begin to test the margins that we think we can develop on that. We still see strong advantages in our products and we have a number of other products in the pipeline that will create advantages for us.

                  But when we're beta testing something right now and seeing what the financials actually look like we're probably 12 to 24 months from going into the full scale-up mode on those. And so, a number of products are really in the beta test mode right now and, therefore, we won't begin to impact our earnings for 12 to 18 months.

Deborah Coy:      OK, understood. And then, lastly, just to come back to my
                  first question, can you give us some sense of when we are likely to get more earnings outlook visibility from you?

Tom Rooney:       Yes, we - internally we debate whether we will ever do
                  forecasts. I guess...

Deborah Coy:      I mean, it sounds to me like you haven't even completed your own internal forecasting, never mind telling us about it.

Tom Rooney:       Well, actually, we have earnings forecasts that go
                  back to November, December that were done in anticipation of the starting of the year. But as it relates to the finance team that we put together now, unquestionably the entire focus of the finance team has been looking at 2003 and finalizing the hard work that they had done there.

                  Our management teams running business units throughout the United States are executing against business plans that were put together in the fall as is customary. We absolutely will revisit those with a new and in much more rigorous and intense focus on finance in the next 60 days, no question about that. But we do have a plan that we're executing and have been executing since the late fall of last year. So, we have a sense as to where we're going.

                  We're refining it, no question, but as to making forecasts and what-not into the future. Our business, by its nature, is very clumpy. And historically, as analysts know, many of our forecasts have just been inaccurate, and that may in past have related to the way we looked at our financials. But in large measure, it's the way the market ebbs and flows.

                  So, we're internally debating right now whether we will ever give forecasts. And I think that may not be what you want to hear as an analyst but there are schools of thought out there right now in terms of whether forecasting is, in fact, most advantageous. We have not made any decisions in that regard.

Deborah Coy:      Well, I do understand that. And certainly quarterly
                  forecasting will, I think always continue to be difficult but certainly I guess what I would say is that investors are going to want to have some better sense of at least where you think you can get to in terms of top-line growth, margin expansion?
                  You know, what's the real earnings power in this company in order to get any sort of recover in valuation on the stock price.

Tom Rooney:       Right, no I agree with you, Deborah, in that regard.
                  And I think we can give macro trend indications, and we owe it to the market to do so. And in that vein, we're probably two quarters away from having astute information.

Deborah Coy:      OK, that's what I wanted to know. All right, thanks, Tom.

Tom Rooney:       Great. And I - how many more questions do we have in line now?

Operator:         Six.

Tom Rooney:       Six, why don't we take two more questions then.

Operator:         We'll go to Alan Fournier with Pennant Capital Management.

Alan Fournier:    Good morning. In terms of operating the business,
                  can you discuss how the amended credit facilities will affect operations in terms of letters of credit? Can you also discuss your dispute with your insurance company, and whether or not it'll have impact on your ability to get surety insurance to the extent that's necessary to function?

Tom Rooney:       Well, let me ask Chris Farman to address your questions, Alan.

Alan Fournier:    Thank you.

Chris Farman:     With respect to the operation of the business, excuse
                  me - we believe that the structure that we have put in place, while it's temporary in nature is perfectly acceptable to allow us to operate the business for the coming year.

                  So, that means we have all the flexibility that we need in terms of our ability to meet those covenants as well as having the credit availability under our bank facility, which we use primarily for letters of credit, which we post to secure our self-insured retention with our insurance carrier - with our primary insurance carrier.

Alan Fournier:    The credit agreement was reduced from 75 million to 25
                  million. Is that correct?

Chris Farman:     Correct. And right now, we utilize that to the level of nine million, so that we were sitting with a 75 million line which we were not utilizing, we were paying commitment fees on it, and it was not advantageous for us to continue with that line which also had very stringent covenants associated with it.

                  So, by reducing the credit facility to 25 million, we've reduced the commitment fees that we pay. We believe that 25 million gives us ample room to conduct our business and in this case that only relates to issuing letters of credit under that facility. And we're also taking great comfort in the fact that Bank of America remained - maintained its 25 million involvement which it had under the original syndicated facility. We have currently over $91 million on the balance sheet, and that gives us ample room to meet our operating needs.

Alan Fournier:    What are your restrictions in that $91 million in cash?

Chris Farman:     Oh, I believe we have small amounts of restricted cash of
                  $1.5 million or so - $1.5 million to $2 million.

Alan Fournier:    And so, all of the rest is available?

Chris Farman:     The rest is available.  Some of the cash is overseas, and we would incur a tax charge on repatriating some of it. So, we're not eager to do that, but...

Alan Fournier:    How much of the cash would be overseas?

Chris Farman:     Oh, I would say roughly 30 million or so.

Alan Fournier:    OK. And the actual negative cash flows from the Boston
                  project and other charges that occurred in the quarter, when will that negative cash flow hit the cash flow statements?

Chris Farman:     Some of that is happening currently. And as Tom mentioned, we are well on our way to progressing in that project, and ...

Alan Fournier:    Meaning in Q1?

Chris Farman:     Correct.

Alan Fournier:    OK.  But the negative cash flow didn't hit last year?

Chris Farman:     Correct.

Alan Fournier:    OK, and ...

Chris Farman:     Or a smaller amount.

Alan Fournier:    OK, and the interest rate on the senior notes - did that
                  increase?

Chris Farman:     That increased by 75 basis points for the next five quarters, and goes down by 25 basis points - increments thereafter upon continued compliance with the original covenants.

Alan Fournier:    I thought I read it went from 5.29 to 7.88, is that not right?

Chris Farman:     I'm sorry?

Alan Fournier:    I thought I read in the K it went from 5.29 to 7.88 percent?

Chris Farman:     No, no, the original rates were 5.29 and 7.88. And those are the original rates that have now moved to 5.9 and 8.63 as a result of the 75 basis points coupon bump.

Alan Fournier:    OK, what is the range of those rates?  How does that work?

Chris Farman:     They are fixed rates.

Alan Fournier:    OK, so there are different portions of it that are charged at different levels?

Chris Farman:     Yes, there are two issues of notes. Yes, there are two
                  separate issues of notes.

Alan Fournier:    Oh, I got you, OK. In terms of in the fourth quarter as
                  defined by your debt agreements, what is the company's run rate of fixed charges?

Chris Farman:     One second. We're getting that number.

Alan Fournier:    Thank you.

Chris Farman:     It's roughly around $25 million per quarter.

Alan Fournier:    OK, and so your - this agreement allows you to get down to,
                  I guess, 1.25 times fixed charges in terms of - is that EBITDA, the fixed charges?

Tom Rooney:       It's all in the K if you want the very specific details.

Alan Fournier:    Yes, I'm actually in the K. I'm just trying to understand it.

Tom Rooney:       Oh.

Alan Fournier:    Is that - am I - is that correct?

Chris Farman:     Yes, yes.

Alan Fournier:    OK. OK, I think that's all I had. Thank you.

Tom Rooney:       Thank you. One last question, then.

Operator:         We'll take our last question from Chris Blackman with
                  Empirical Capital.

Chris Blackman:   Yes, thank you. Would you comment on the amount of the best practice management regulatory approvals you have and the trend that you've seen in B&P approvals?

Tom Rooney:       Help me out with that question?

Chris Blackman:   Well, I - you're in essence a way to try to follow
                  how many different planning approval menus in various jurisdictions you're in. Your achievement of B&Ps is kind of a precursor to me of future business that you may have. And so, I'm looking for the number of regulatory approvals that you have or how that number is changing? Basically, agency approvals?

Tom Rooney:       Are you talking about in regards to our clients being able to do work?

Chris Blackman:   The different agency - your being, your process of being
                  approved by B&P for the agencies to approve your work?

Tom Rooney:       Oh, OK, all right. All right, so now that I follow that, tell me - ask me your question one more time, if you don't mind?

Chris Blackman:   Yes, can you give me a sense of how that number is
                  trending - the number of approvals is trending? Or how many you currently have?

Tom Rooney:       OK, it all depends on which market we're in. We do a
                  little bit, as an example, of potable water - in the potable water market. And intuition would probably tell you that there are very stringent requirements in terms of doing work that relates to the clean water that we drink especially vis-a-vis or compared to the sewer industry or storm, and so on.

                  So, depending on which of those markets you're, and we also line gas lines and other lines which have even different restrictions. But having said all of that, if you go back to 1971 when we really invented this industry, we were the preeminent expert in how things were done and the practices and the regulatory approvals were very much driven by Insituform. And now today, obviously, we live in a different world, much more highly evolved, professional engineers, testing agencies and so on.

                  And so, that's a state of evolution. But there's a great deal of regulatory approval required for all of our products. And so, when we talk about product and process innovation, we have very strict regulatory compliance that we go through, and we're very familiar with those. We have some 80 patents alive today because we enjoy tremendous expertise in bringing new product and process to the market.

                  But to answer your question it depends on the geography that you're in. It depends on the regulatory and body involved. It depends on the end use of the pipe that we're rehabilitating. It is much more strict today than it was two, five, 10 and certainly 30 years ago. But there is no pat answer there, but getting through those regulatory bodies is absolutely one of Insituform's greatest advantage, both by virtue of our strong reputation for sound innovation in the past and the great strength of our engineering team.

Chris Blackman:   Thank you. So, there isn't really a way to track the
                  number of approvals you have? I mean, obviously, the increase in the number of regulatory agency approvals would be a good indicator of future business, but you don't provide or make that number available or really track the number of?

Tom Rooney:       No.

Chris Blackman:   OK.

Tom Rooney:       We'll talk about patents that we have but not beyond that.

Chris Blackman:   OK, you mentioned that your cost leadership, you
                  expect to grow your market share by cost leadership in response to someone else's question. Is that related to these technological innovations that you have, and specifically the two that are in beta tests?

Tom Rooney:       Yes, unquestionably, when we innovate products we want
                  to lower costs. We look for higher value added for our clients but at the end of the day they are municipalities and they buy on price. And we, therefore, have two choices. One is just slash and burn costs cheapening, or the other one is intelligent innovation in product and process so as to allow us the clear advantages.

                  If you go back to 1971 when we started the industry, we had a paradigm shift onto itself and that created advantages. We don't intend to have - we'd love to, but we don't see any wild paradigm shifts in the near term. What we see instead is a proliferation of incremental gains that give us market leadership.

                  And frankly, the other thing that we have going for us is the simple economies of scale, which is to say we have tremendous volume compared to any competitor that we have; we recognize the economies of scale. We don't always take advantage and leverage those economies of scale. We are very much in tune with doing that now, things like looking at our trucking and logistics and putting tremendous economies of scale behind it.

                  So, that's what we're all about, and that's where we intend to continue to be the cost leader, and amplify that such that we can begin to regrow our profit margins while being the most competitive price leader in the industry - and very, very profitable. But this is going to take time.

Chris Blackman:   Yes, but your competitors - the competitive
                  landscape obviously it's been very challenging. What about the strength or weakness of your competitors? I assume they've experienced the same difficult timeframe and - or their balance sheets may be stretched and in a difficult position.
                  Would you comment on your competitors' balance sheets?

Tom Rooney:       Sure. Well, obviously I'm not privy to competitors'
                  balance sheets but sometimes we see by competitors' ability or inability to bond we get indirect evidence of what the world might look like for them. And we get a lot of indirect indicators, but I wouldn't say to you that I looked over their shoulders at their balance sheets. But having said that, we seem to have strong indications that our competition is having a rougher time now than we have experienced.

                  That's not necessarily something for us to brag about, but as we look at the landscape going forward we want to take advantage of the fact that we are much stronger, we believe, than our average competitor. And we want to, therefore, take advantage of the next 24 months to become even stronger in order to maximize our opportunities in the market.

Chris Blackman:   Now - well put. And then finally, as far as the two
                  beta tests that you have going on currently, can you maybe expand on those a little bit - a little more detail of what you're doing there? And will you - how many projects will you expand those beta tests into?

Tom Rooney:       The products that we're talking about are highly
                  innovative and have passed all of our internal engineering reviews. And in fact, have passed all of the engineering reviews required by our clients. We have tremendous client relationships throughout the United States, and we oftentimes can partner with a client to provide them with extremely advantageous pricing in order to allow us to work projects and products into their systems.

                  It's a win-win for us and our clients. That's what we're doing right now with two different products. We are in the process of seeing what the products really model out financially for us, what the technical challenges are.

                  We obviously want to do them in relatively small scale and build up from there because we don't seek to have beta tests that cost us money, you know, through sudden difficulties. So, they are the measured steps that we take in partnership and a win, win environment with our clients to take products to market. And it is the unique advantage that we have with the great relationships with our clients that we're able to do that, because lacking that we would have to set-up laboratory tests. And you know, you just don't learn much there.

                  But when we're doing that we are probably - now we may kill a project coming through beta testing because it may prove not to be a worthwhile innovation. But more often than not, we go to beta test because we're almost certain we have a winner. And it can be then six to 12 months thereafter when we start talking about going to full scale-up.

Chris Blackman:   And to specifically speak of the innovations, can you give any detail on the innovations, or themselves?

Tom Rooney:       Sure.  One of them is a product where we can place new sewer lines where none exists already, trenchlessly, and so we can go from point A to point B where no sewer exists online and on grade, which is an extremely difficult proposition.

                  As you know, most of our work is sewer rehabilitation, where an aged, broken, decrepit pipe exists. And it is the channel within which we put the rehabilitated line. The product that we're referring to now is where we can project from point A to point B, where nothing exists right now.

                  Most people are very familiar with fiber optics that have been run all over the world from point A to point B but if you looked underground it would look like a spaghetti noodle going from point A to point B, up, down, left, right all over the place. A sewer line cannot do that. A sewer line must go straight and must have the gravity flow in perfect alignment.

                  So, the ability to project a line underground online and on grade is extremely difficult and essentially hasn't been done using the price model that we've been able to develop. And we've actually done thousands of feet of it this way. Now, we're very optimistic about what that means. But frankly, it's probably 12 to 18 months away from more of a scaled-up operation. That's one of them.

                  The other one is the implementation of reinforcing in our classic cured-in-place pipe through the use of modern materials, carbon fiber and fiberglass and others in a compositive nature. And we see that as a very, very interesting development in our product.

Chris Blackman:   The point A to point B, the first one you were
                  speaking of, could that application be used for other opportunities underground beyond the sewer?

Tom Rooney:       Yes, but the sewer as opposed to say a gas line or a
                  water line, or a fiber optics line, the sewer is the one ultra-sensitive line that must follow a predictable flow pattern. A sewer line that moves up or down six inches isn't a sewer line anymore. But a water line could do that, a gas line could do that, a fiber optics line could do it.

                  So, it has its most, its greatest applicability to sewer. There are plenty of ways to project a line underground from point A to point B, some are extremely expensive, and some are tunnels, some are microtunnels, pipe jacking, everything else. This is a very cost effective way to do it and still maintain on-line, on-grade conditions. And so, in locations where a line must be abandoned or a line must be projected where none exists right now, this is an extremely unique solution.

Chris Blackman:   Thank you.

Tom Rooney:       Thank you. Well, that being our last question, we
                  appreciate everybody's involvement today. This has been an interesting quarter and an interesting year. I should say, too, that out into the future, we do anticipate giving advance notice for our earnings releases and conference calls, more as we've done in the past. With renegotiations and debt covenants and finalizing our books, we really came down to only having a week or so to give advanced notice. But we will be back in our normal cycle into the future, and we appreciate everybody's involvement today. Thank you.

Operator:         That concludes today's conference call. Thank you for your participation. You may now disconnect.

                                       END